Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-224910, 333-178077 and 333-170624) on Form S-8 and the registration statements (No. 333-261224 and 333-230145) on Form S-3 of our reports dated February 25, 2022, with respect to the consolidated financial statements of Northwest Bancshares, Inc. and the effectiveness of the internal control over financial reporting.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
February 25, 2022